Exhibit 99.2

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY, SUBJECT TO COMPLETION, DATED MARCH 30, 2009

Prospectus

$[400,000,000]
MacroShares Major Metro Housing Up Shares
Issued by
MacroShares Major Metro Housing Up Trust

MacroShares Housing Depositor, LLC,
as Depositor

———————

The MacroShares Major Metro Housing Up Trust, referred to as the "Up Trust," issued and sold MacroShares Major Metro Housing Up Shares, referred to as the "Up MacroShares," in an initial public offering conducted by means of a public auction which ended on April [  ], 2009.  [             ] Up MacroShares were sold at a price of $[  ] per share in the initial public offering.  The Up Trust now intends to issue and offer the Up MacroShares on a continuous basis at the direction of authorized participants.

The assets of the Up Trust will consist of an income distribution agreement and settlement contracts entered into with the MacroShares Major Metro Housing Down Trust, referred to as the "Down Trust."  The Up Trust will also hold U.S. Treasuries and repurchase agreements on U.S. Treasuries to secure its obligations under the income distribution agreement and the settlement contracts.  The Up Trust will make quarterly distributions of net income, if any,  on the treasuries and a final distribution of all  or a portion of the assets it holds on deposit on the final scheduled termination date, an early termination date or a redemption date.  Quarterly distributions of net income, if any, will be declared on distribution dates that are scheduled to occur in March, June, September and December of each year, beginning in June of 2009.  These quarterly distributions will be paid to shareholders on each distribution payment date, which is the third business day of the month following the month in which the related distribution date occurred.  Each quarterly and final distribution on the Up MacroShares will be based on the value of the S&P/Case-Shiller Composite-10 Home Price Index, as well as on prevailing interest rates on U.S. Treasury obligations.  The last published value of the S&P/Case-Shiller Composite-10 Home Price Index is referred to in this prospectus as the "Reference Value of the Index."  The starting level for the Reference Value of the Index for purposes of the transactions described in this prospectus is 162.17.  If the Reference Value of the Index rises falls below this starting level, the Up Trust's underlying value will increase to include all of its assets plus a portion of the assets of the paired Up Trust.  This portion of assets due from the Up Trust will be tripled by a "leverage factor" of 3.  Conversely, if the level of the Reference Value of the Index rises above its starting level on and after the closing date, the Up Trust's underlying value will decrease, because a portion of its assets will be included in the underlying value of its paired Up Trust, such portion being tripled by the leverage factor.  The range of values for the Reference Value of the Index that can be reflected by the underlying value of the Up MacroShares is between 108.11 and 216.23. An early termination trigger may occur for a number of reasons, including due to the rise of the Reference value of the Index to or above 216.23 or to or below 108.11.  Following a termination trigger, the Up MacroShares will be redeemed on the next scheduled distribution date at their per share underlying value.

The Up MacroShares may be redeemed on any business day only together with Down MacroShares (as defined in this prospectus) in MacroShares Units and only by holders who are authorized participants.  "MacroShares Units" consist of 10,000 Up MacroShares and 10,000 Down MacroShares.  Up MacroShares will always be redeemed at their per share underlying value, as measured on the last calendar day preceding the relevant redemption date.  Unless earlier redeemed on a redemption date or an early termination date, a final distribution will be declared on the Up MacroShares on November 25, 2014.

The Up MacroShares will trade on NYSE Arca under the symbol "UMM."  The Up MacroShares are not deposits of any bank, are not insured or guaranteed by the United States government or any government agency or instrumentality, and are not an investment in a money-market type fund.

AN INVESTMENT IN THE UP MACROSHARES INVOLVES SIGNIFICANT RISKS, INCLUDING THE RISK OF LOSS OF ALL OF YOUR INVESTMENT.  YOU SHOULD REVIEW THE RISK FACTORS BEGINNING ON PAGE [24] OF THIS PROSPECTUS PRIOR TO INVESTING IN THE UP MACROSHARES.  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE UP TRUST DOES NOT HOLD OR TRADE IN COMMODITY FUTURES CONTRACTS OR OTHER INSTRUMENTS REGULATED BY THE COMMODITY FUTURES TRADING COMMISSION.  NEITHER THE ADMINISTRATIVE AGENT NOR THE TRUSTEE, AS THE OPERATOR OF THE UP TRUST IS REGISTERED AS A COMMODITY POOL OPERATOR AND NONE OF THE TRUSTEE, THE ADMINISTRATIVE AGENT OR WE, AS DEPOSITOR, ARE SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION AS A COMMODITY POOL OPERATOR OR A COMMODITY TRADING ADVISOR.

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Purchased	Number of Shares to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Maturity Date
Up MacroShares	[16,000,000]	$[ ]	$[ ]	November 25, 2014

The Up Trust and Down Trust will issue paired shares in the minimum amounts that constitute one or more MacroShares Units on a continuous basis to investors that qualify as authorized participants at the per share underlying value of those shares on the last calendar day that precedes the date on which those shares are issued and delivered to the authorized participant.  The Up MacroShares may be sold by authorized participants to the public at the market price prevailing at the time of any such sale.

———————

The date of this prospectus is [              ], 2009.

1433447.02-New York Server 7A

MSW - Draft March 18, 2009 - 7:20 PM

[REPLACE PAGE 24 OF THE PROSPECTUS SUMMARY WITH THE FOLLOWING TEXT:]

Plan of Distribution

The Up MacroShares were initially be offered and sold by means of an "OpenCross® auction," a public, simultaneous auction of both the Up and the Down MacroShares.  [                      ] Up MacroShares at a public offering price of $[    ] per share and [                        ] Down MacroShares at a public offering price of $[    ] per share were sold in the auction.  The Up Trust received net proceeds of $[                        ] and the Down Trust received net proceeds of $[                  ] from the public auction.

Starting on the date of this prospectus, the Up Trust will offer its Up MacroShares on a continuous basis to authorized participants who may direct the creation of Up MacroShares on any business day by means of paired issuances, as described in this summary under the heading "Paired Issuances" and also under "DESCRIPTION OF THE UP MACROSHARES — Paired Issuances."

For a detailed discussion of the ongoing plan of distribution for the Up MacroShares, see "PLAN OF DISTRIBUTION."

1433447.02-New York Server 7A

MSW - Draft March 18, 2009 - 7:20 PM

DELETE RISK FACTOR on Page 43 entitled "Risks associated with the OpenCross auction."

[Replace "Plan of Distribution" section with the following text:]

PLAN OF DISTRIBUTION

The Up MacroShares were initially be offered and sold by means of an "OpenCross® auction," a public, simultaneous auction of both the Up and Down MacroShares.  [                      ] Up MacroShares at a public offering price of $[    ] per share and [                        ] Down MacroShares at a public offering price of $[    ] per share were sold in the auction.  The Up Trust received net proceeds of $[                        ] and the Down Trust received net proceeds of $[                  ] from the public auction.

Starting on the date of this prospectus, the Up Trust will issue newly created Up MacroShares to Authorized Participants in Paired Issuances on a continuous basis.  The Up MacroShares are issued solely as part of MacroShares Units, each constituting 10,000 Up MacroShares and 10,000 Down MacroShares.  Each MacroShares Unit is issued by the Paired Trusts in exchange for cash deposited into the Paired Trusts in an amount equal to the combined Per Share Underlying Value of the Up MacroShares and the Down MacroShares, as measured on the date on which an order for Paired Shares is received.  Only Authorized Participants may place orders with the Up Trust (and, concurrently, with the Down Trust) for Paired Issuances.

Due to the fact that Up MacroShares can be issued on an ongoing basis, at any point during the life of the Up Trust, a continuous "distribution," within the meaning of the Securities Act, will be occurring.  Authorized Participants, other broker-dealers and all other persons are cautioned that some of their activities will result in their being characterized as participants in a distribution in a manner which will render them statutory underwriters and subject them to the prospectus delivery requirements and liability provisions of the Securities Act.  For example, an Authorized Participant or any other person will be a statutory underwriter of the Up MacroShares if it deposits cash into the Up Trust and the Down Trust in exchange for MacroShares Units, and after the issuance sells the Up MacroShares which were part of the MacroShares Unit to its customers.  An Authorized Participant or any other person will also be a statutory underwriter of the Up MacroShares if, after creating Up MacroShares, the Authorized Participant subsequently sells the Up MacroShares to its customers; or if it couples the creation of a supply of new Up MacroShares with an active selling effort involving the solicitation of secondary market demand for the shares.  A determination of whether a particular market participant is a statutory underwriter must take into account all the facts and circumstances pertaining to the activities of that participant or its clients in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to the designation of a person as a statutory underwriter. Investors that purchase Up MacroShares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account.  We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not "underwriters" but nonetheless are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Up MacroShares that are part of an "unsold allotment" within the meaning of Section 4(3)(C) of the Securities Act, are unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act and will, therefore, be subject to the prospectus delivery requirements of the Securities Act.

We intend to qualify the Up MacroShares in states selected by us and through broker-dealers who are members of the National Association of Securities Dealers, Inc.  Investors intending to create or redeem MacroShares Units through Authorized Participants in transactions not involving a broker-dealer registered in the respective investor's state of domicile or residence should consult their respective legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to that creation or redemption.

Authorized Participants will not receive from us or any of our affiliates any fees or other compensation in connection with the creation and sale of the Up MacroShares.  The Authorized Participants or their respective affiliates may receive customary compensation and brokerage fees from investors who purchase Up MacroShares.  The difference between the price paid by Authorized Participants as underwriters and the price paid to such Authorized Participants by investors will be deemed underwriting compensation. An Authorized Participant who directs a Paired Issuance is under no obligation to buy any specific number of MacroShares Units and may sell the MacroShares Units that it has purchased.  In addition, an Authorized Participant is under no obligation to create or redeem MacroShares Units at any time, and an Authorized Participant is under no obligation to offer to the public any shares that are part of a MacroShares Unit which it did not create.  In connection with any Paired Issuance, any Authorized Participant that creates a MacroShares Unit will be a statutory underwriter of the Paired Shares and will be subject to the prospectus delivery requirements and liability provisions of the Securities Act.  An Authorized Participant will be required to deliver a prospectus in connection with any transaction for which the Authorized Participant will be a statutory underwriter.

The marketing agent is assisting us in (1) developing and executing a marketing plan for the Up Trust on an ongoing basis and (2) preparing marketing materials for the Up MacroShares.  Fees are paid to the marketing agent by the trustee out of the Fee Deduction Amount as compensation for the services performed by it for the Up Trust.  MacroFinancial, LLC may from time to time compensate individual distributors who are not Authorized Participants, in connection with sales of the Up MacroShares made by such distributors.  The aggregate sum of the marketing agent's compensation, the administrative agent's compensation, any sales compensation paid by MacroFinancial, LLC to individual brokers and dealers, and any expenses reimbursable to the marketing agent and the administrative agent with regard to the sale of the Up MacroShares, will, in no event, exceed the maximum amount of 10% of the gross proceeds of this offering.

The Up MacroShares will be listed on NYSE Arca under the trading symbol "UMM."